                                 Sub-Item 77(H)
                       Changes in Control of Registrant

Between April 30, 2008 and October 27, 2008 the percentage of shares of the Flag Income Opportunity Fund owned by Pershing, LLC decreased from 29.31% to 0.00% due to the closure of the fund.